EXHIBIT 99.1

Marlin Business Services Corp. Reports Strong Fourth Quarter and Year-End 2016 Results and Declares a Cash Dividend of $0.14 Per Share

Fourth Quarter Summary:

  Total fourth quarter origination volume of $146.1 million, a record for a single quarter, an increase of 13.9% compared to the prior quarter and an increase of 35.4% year-over-year
  Total Funding Stream loan origination volume of $11.3 million, up 9.4% from the prior quarter and 3.1 times higher than a year ago
  Net income of $4.8 million with diluted EPS of $0.38 per share, up from net income of $3.0 million with diluted EPS of $0.24 in the prior year period
  Return on equity increased to 12.06%, 96 basis points higher than the prior quarter
  Total new origination loan and lease yield of 11.50% decreased 19 basis points from the prior quarter and was up 13 basis points year-over-year
  Credit quality remained stable with 30+ and 60+ day delinquencies at 80 basis points and 46 basis points, respectively and annualized net charge-offs during the fourth quarter of 1.40%.
  Strong capital position with equity to assets ratio of 18.19%
  Subsequent to quarter end, completed the acquisition of Horizon Keystone Financial
  Subsequent to quarter end, appointed Louis E. Maslowe as Senior Vice President and Chief Credit Officer

Full Year 2016 Summary:

  Full year total origination volume of $504.3 million, up 31.1% from a year ago
  Full year total Funding Stream loan origination volume of $35.8 million, 5.4 times higher than the prior year period
  Investment in Leases and Loans (before deferred costs and loss allowance) of $793.3 million, an all-time record and up 16.7% year-over-year
  Full year net income of $17.3 million with diluted EPS of $1.38, up from net income of $16.0 million with diluted EPS of $1.25 in the prior year period

MOUNT LAUREL, N.J., Jan. 26, 2017 (GLOBE NEWSWIRE) --  Marlin Business Services Corp. (NASDAQ:MRLN) today reported fourth quarter 2016 net income of $4.8 million, or $0.38 per diluted share, compared to $3.0 million, or $0.24 per diluted share, for the fourth quarter last year. Return on equity for the quarter was 12.06%, up from 7.96% a year ago.

For the year ended December 31, 2016, net income was $17.3 million, or $1.38 per diluted share, compared to $16.0 million and $1.25 per diluted share for the year ended December 31, 2015.

“We concluded 2016 with an outstanding fourth quarter driven by robust origination volume and stable credit quality that helped deliver solid earnings growth,” commented Jeffrey A. Hilzinger, Marlin’s President and Chief Executive Officer. “Total origination volume of $146.1 million was a record for a single quarter, an increase of nearly 14% compared to the previous quarter and up more than 35% from the fourth quarter last year. While strong customer demand in our Equipment Finance business continued to drive overall growth, we also benefited from our strategy to transform Marlin from primarily a micro-ticket equipment lessor into a broader provider of credit products and services to small businesses. Funding Stream, our working capital loan business, also performed well and contributed $11.3 million, or 8%, of total originations in the quarter, and our Franchise Finance business, which caters to the unique financing needs of franchisees, comprised $5.1 million, or 4%, of total fourth quarter originations. As a result, our Investment in Leases and Loans grew to a record $793.3 million, up almost 5% compared to the previous quarter and up 17% from a year ago, with continued stable credit performance. Fourth quarter net income also increased on both a sequential quarter and year-over-year basis to $4.8 million, or $0.38 per diluted share. Overall, 2016 was a very productive and transformative year for Marlin, and we look forward to building on our success in 2017.”

Mr. Hilzinger concluded, “Consistent with our ‘Marlin 2.0’ initiative and as part of our effort to identify additional growth engines, subsequent to year-end we completed the acquisition of Horizon Keystone Financial, an originator of equipment finance solutions for small businesses with a focus on the office furniture, heating/ventilation/ air conditioning/refrigeration (HVAC/R) and automotive markets. Horizon is a strong complement to our existing equipment finance business and provides Marlin with the opportunity to enter new and attractive equipment markets while further leveraging our existing infrastructure and resources.”

Results of Operations
Combined Equipment Finance, Funding Stream and Franchise Finance origination volume for the fourth quarter ended December 31, 2016 of $146.1 million was the fifth consecutive quarter of record origination volume for the Company. Equipment Finance origination volume of $134.9 million in the fourth quarter was up 14.3% compared to $117.9 million in the prior quarter and increased 29.3% from $104.3 million in the fourth quarter of 2015. The Company also experienced solid Funding Stream origination volume in the fourth quarter of 2016 totaling $11.3 million, up from $10.3 million in the third quarter of 2016 and $3.7 million in the same period a year ago.

Net interest and fee margin as a percentage of average finance receivables was 11.44% for the fourth quarter ended December 31, 2016, up 14 basis points from the third quarter of 2016 and down 8 basis points from a year ago. The decrease in margin percentage from the year ago period was primarily a result of the roll-off of higher yielding assets, growth in lower yielding Equipment Finance channels, a decline in late fees and a slight increase in the Company’s cost of funds. The Company’s cost of funds increased to 114 basis points, compared to 112 basis points for the third quarter of 2016 and 98 basis points for the fourth quarter of 2015.

On an absolute basis, net interest and fee margin increased to $21.8 million for the quarter ended December 31, 2016, compared to $20.7 million for the prior quarter and $18.9 million for the fourth quarter last year.

Other income was $3.0 million for the fourth quarter of 2016, compared to $2.6 million in the prior quarter and $2.2 million in the fourth quarter last year. The increase in other income compared to the fourth quarter last year was partially due to a $0.4 million increase in gains-on-sale and servicing fee income from asset sales related to the Company’s emerging Capital Markets activities.

Other expenses were $13.5 million for the fourth quarter of 2016, compared to $12.8 million in the prior quarter and $14.6 million in the fourth quarter last year. The increase in other expenses compared to the prior quarter was partially due to an increase in compensation expense associated with higher volume. The decrease in other expenses compared to the fourth quarter last year was largely a result of one-time costs in the fourth quarter last year relating to the retirement of the Company’s previous chief executive officer.

The Company’s efficiency ratio for the fourth quarter was 54.58% compared to 54.87% for the prior quarter and 68.99% in the fourth quarter last year.

Marlin recorded a provision for income taxes of $2.9 million for the fourth quarter of 2016, representing an effective tax rate of 37.7%, compared with $3.0 million or 41.1% for the preceding quarter and $1.1 million or 26.9% for the fourth quarter of 2015.

Credit Quality
Allowance for credit losses as a percentage of total finance receivables was 1.38% at December 31, 2016 versus 1.24% at December 31, 2015. Coverage of total 60+ day delinquencies was 264.37% at December 31, 2016 versus 265.98% at December 31, 2015.

Credit quality remained stable as finance receivables over 30 days delinquent were 0.80% of the Company’s total finance receivables portfolio as of December 31, 2016, an increase of 7 basis points from December 31, 2015. Finance receivables over 60 days delinquent were 0.46% of the Company’s total finance receivables portfolio as of December 31, 2016, an increase of 5 basis points from December 31, 2015. Fourth quarter net charge-offs were 1.40% of average total finance receivables versus 1.60% a year ago.

As of December 31, 2016 and 2015, the Company’s consolidated equity to assets ratio was 18.19% and 19.42%, respectively.

Corporate Developments
On January 4, 2017 the Company announced the acquisition of Horizon Keystone Financial, a long established originator of equipment finance credit products focused in the office furniture, heating/ventilation/air conditioning/refrigeration (HVAC/R) and automotive markets. The acquisition represents an important milestone for Marlin and extends the Company’s existing equipment finance business into new and attractive markets.

On January 10, 2017 the Company announced the appointment of Louis E. Maslowe as Senior Vice President and Chief Credit Officer. Mr. Maslowe has an extensive background in commercial finance with over 30 years of credit experience. Prior to joining Marlin, Mr. Maslowe held senior leadership positions in credit and risk management with several leading bank owned, independent and captive leasing companies, most recently serving as Senior Vice President and Chief Risk Officer of the Americas for DLL, a wholly owned subsidiary of Rabobank Group.

The Board of Directors of Marlin Business Services Corp. today declared a $0.14 per share quarterly dividend. The dividend is payable February 16, 2017, to shareholders of record on February 6, 2017. Based on the closing stock price on January 25, 2017, the annualized dividend yield on the Company’s common stock is 2.62%.

In conjunction with this release, static pool loss statistics and a vintage delinquency analysis have been updated as supplemental information on the Investor Relations section of the Company’s website at www.marlincorp.com.

Business Outlook
The Company is initiating guidance for the full year ending December 31, 2017 as follows:

  Full year origination volume (including both loans and leases) is expected to finish at least 20% above 2016 levels.
  Credit quality is anticipated to remain stable and within the Company’s expected range.
  Net interest margin, as a percentage, is expected to move slightly lower in 2017 with the roll-off of higher yielding legacy leases and continued growth in lower yielding Equipment Finance channels and Franchise Finance, partially offset by expected growth in the Company’s higher yielding Funding Stream business.
  Full year ROE is expected to grow as strategic initiatives gain traction and the Company continues to scale.

Conference Call and Webcast
Marlin will host a conference call on Friday, January 27, 2017 at 9:00 a.m. ET to discuss the Company’s fourth quarter and year-end 2016 results. If you wish to participate, please call 877-312-5414 approximately 10 minutes in advance of the call time. The conference ID will be: “Marlin.” The call will also be webcast on the Investor Relations page of the Company’s website, www.marlincorp.com. An audio replay will also be available on the Investor Relations section of Marlin’s website for approximately 45 days.

About Marlin Business Services Corp.
Marlin Business Services Corp. is a nationwide provider of credit products and services to small businesses with a mission of helping small businesses achieve their American dream. Our products and services are offered directly to small businesses and through financing programs with equipment manufacturers, distributors, dealers and other intermediaries. Marlin and its wholly-owned operating subsidiary, Marlin Business Bank, are publicly traded (NASDAQ:MRLN). For more information about Marlin, visit www.marlincorp.com or call toll free at (888) 479-9111.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “may,” “intend” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned “Risk Factors” and “Business” in the Company’s Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
	2016	2015

	(Dollars in thousands, except per-share data)

ASSETS
Cash and due from banks	$4,055	$4,946
Interest-earning deposits with banks	57,702	55,183
Total cash and cash equivalents	61,757	60,129
Time deposits with banks	9,605	7,368
Restricted interest-earning deposits with banks	—	216
Securities available for sale (amortized cost of $6.1 million and $6.6 million at
December 31, 2016 and December 31, 2015, respectively)	5,880	6,399
Net investment in leases and loans:
Net investment in leases and loans, excluding allowance for credit losses	807,654	690,845
Allowance for credit losses	(10,937)	(8,413)
Total net investment in leases and loans	796,717	682,432
Property and equipment, net	3,495	3,872
Property tax receivables	5,296	47
Other assets	9,408	12,521
Total assets	$892,158	$772,984

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$697,357	$587,940
Other liabilities:
Sales and property taxes payable	2,586	2,686
Accounts payable and accrued expenses	14,809	15,371
Net deferred income tax liability	15,117	16,849
Total liabilities	729,869	622,846

Stockholders’ equity:
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common Stock, $0.01 par value; 75,000,000 shares authorized;
12,572,114 and 12,410,899 shares issued and outstanding at December 31, 2016
and December 31, 2015, respectively	126	124
Additional paid-in capital	83,505	81,703
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive loss	(138)	(129)
Retained earnings	78,798	68,442
Total stockholders’ equity	162,289	150,138
Total liabilities and stockholders’ equity	$892,158	$772,984

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

	(Dollars in thousands, except per-share data)

Interest income	$20,188	$16,997	$74,709	$66,662
Fee income	3,796	3,529	15,543	15,291
Interest and fee income	23,984	20,526	90,252	81,953
Interest expense	2,174	1,609	7,778	5,696
Net interest and fee income	21,810	18,917	82,474	76,257
Provision for credit losses	3,534	2,453	12,414	9,995
Net interest and fee income after provision for credit losses	18,276	16,464	70,060	66,262

Other income:
Insurance premiums written and earned	1,639	1,646	6,398	5,940
Other income	1,347	533	3,360	1,869
Other income	2,986	2,179	9,758	7,809
Other expense:
Salaries and benefits	8,083	9,884	31,912	31,174
General and administrative	5,450	4,671	19,523	17,451
Financing related costs	—	34	85	218
Other expenses	13,533	14,589	51,520	48,843
Income before income taxes	7,729	4,054	28,298	25,228
Income tax expense	2,914	1,089	11,019	9,262
Net income	$4,815	$2,965	$17,279	$15,966

Basic earnings per share	$0.38	$0.24	$1.38	$1.25
Diluted earnings per share	$0.38	$0.24	$1.38	$1.25

Cash dividends declared per share	$0.14	$0.14	$0.56	$2.53

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	12/31/2015	3/31/2016	6/30/2016	9/30/2016	12/31/2016

Net Income:
Net Income	$2,965	$3,651	$4,468	$4,345	$4,815

Annualized Performance Measures:
Return on Average Assets	1.56%	1.88%	2.19%	2.05%	2.20%
Return on Average Stockholders' Equity	7.96%	9.74%	11.66%	11.10%	12.06%

EPS Data:
Net Income Allocated to Common Stock	$2,891	$3,548	$4,339	$4,209	$4,663
Number of Shares - Basic	12,118,789	12,120,934	12,136,660	12,146,727	12,161,782
Basic Earnings per Share	$0.24	$0.29	$0.36	$0.35	$0.38

Number of Shares - Diluted	12,128,613	12,126,812	12,143,181	12,157,356	12,173,010
Diluted Earnings per Share	$0.24	$0.29	$0.36	$0.35	$0.38

Cash Dividends Declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

New Asset Production:
Equipment Finance	$104,263	$102,092	$113,615	$117,945	$134,853
Funding Stream Loans	$3,670	$6,301	$7,873	$10,316	$11,287
Total New Originations	$107,933	$108,393	$121,488	$128,261	$146,140

Implicit Yield on Equipment Finance Originations	10.64%	10.30%	10.20%	9.78%	9.68%
Implicit Yield on Funding Stream Loan Originations	32.15%	34.17%	34.72%	33.50%	33.28%
Total Implicit Yield on New Originations	11.37%	11.69%	11.78%	11.69%	11.50%

Assets sold in the period	$317	$0	$2,707	$3,871	$11,554

# of Sales Reps - Total	136	136	139	136	135
# of Leases / Loans Equipment Finance	6,625	6,316	6,681	6,606	7,029
Equipment Finance Approval Percentage	62%	62%	58%	56%	57%
Average Monthly Equipment Finance Sources	1,109	1,075	1,138	1,118	1,134

Net Interest and Fee Margin:
Interest Income Equipment Finance	$16,598	$16,808	$17,152	$17,368	$18,575
Interest Income Funding Stream Loans	$316	$618	$930	$1,254	$1,499

Interest Income Yield	10.35%	10.32%	10.30%	10.27%	10.59%
Fee Income Yield	2.15%	2.26%	2.25%	2.15%	1.99%
Interest and Fee Income Yield	12.50%	12.58%	12.55%	12.42%	12.58%
Cost of Funds	0.98%	1.00%	1.05%	1.12%	1.14%
Net Interest and Fee Margin	11.52%	11.58%	11.50%	11.30%	11.44%

Average Total Finance Receivables	$656,942	$679,252	$706,039	$732,346	$762,604
Average Net Investment Equipment Finance	$653,497	$672,198	$695,683	$718,601	$745,075
Average Funding Stream Loans	$3,445	$7,054	$10,356	$13,745	$17,529

End of Period Net Investment Equipment Finance	$677,491	$693,510	$718,631	$743,914	$777,607
End of Period Funding Stream Loans	$4,941	$8,616	$12,119	$15,508	$19,110

Portfolio Asset Quality:

Total Finance Receivables
30+ Days Past Due Delinquencies	0.73%	0.85%	0.71%	0.78%	0.80%
30+ Days Past Due Delinquencies	$5,618	$6,698	$5,850	$6,751	$7,226

60+ Days Past Due Delinquencies	0.41%	0.52%	0.43%	0.45%	0.46%
60+ Days Past Due Delinquencies	$3,163	$4,114	$3,548	$3,885	$4,137

Equipment Finance
30+ Days Past Due Delinquencies	0.74%	0.86%	0.72%	0.80%	0.82%
30+ Days Past Due Delinquencies	$5,618	$6,698	$5,850	$6,751	$7,226

60+ Days Past Due Delinquencies	0.41%	0.53%	0.44%	0.46%	0.47%
60+ Days Past Due Delinquencies	$3,163	$4,114	$3,548	$3,885	$4,137

Funding Stream Loans
15+ Days Past Due Delinquencies	0.00%	0.00%	0.00%	0.27%	0.50%
15+ Days Past Due Delinquencies	$0	$0	$0	$44	$98

30+ Days Past Due Delinquencies	0.00%	0.00%	0.00%	0.00%	0.00%
30+ Days Past Due Delinquencies	$0	$0	$0	$0	$0

Net Charge-offs - Total Finance Receivables	$2,628	$2,297	$2,429	$2,494	$2,670
% on Average Total Finance Receivables
Annualized	1.60%	1.35%	1.38%	1.36%	1.40%

Net Charge-offs - Equipment Finance	$2,628	$2,220	$2,331	$2,456	$2,521
% on Average Net Investment in Equipment Finance
Annualized	1.61%	1.32%	1.34%	1.37%	1.35%

Net Charge-offs - Funding Stream Loans	$0	$77	$98	$38	$149
% of Average Funding Stream Loans
Annualized	n/a	4.39%	3.77%	1.11%	2.37%

Total Allowance for Credit Losses	$8,413	$9,191	$9,430	$10,073	$10,937
% of Total Finance Receivables	1.24%	1.31%	1.30%	1.33%	1.38%
% of 60+ Delinquencies	265.98%	223.41%	265.78%	259.28%	264.37%

Allowance for Credit Losses - Equipment Finance	$8,239	$8,906	$8,926	$9,328	$10,177
% of Net Investment Equipment Finance	1.22%	1.29%	1.25%	1.26%	1.32%
% of 60+ Delinquencies	260.49%	216.47%	251.58%	240.10%	245.98%

Allowance for Credit Losses - Funding Stream Loans	$174	$285	$503	$745	$760
% of Total Funding Stream Loans	3.49%	3.26%	4.03%	4.63%	3.86%
% of 60+ Delinquencies	n/a	n/a	n/a	n/a	n/a

Non-accrual Leases and Loans	$1,677	$2,352	$1,771	$2,022	$2,242

Expense Ratios:
Salaries and Benefits Expense	$9,884	$8,200	$7,812	$7,817	$8,083
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	6.02%	4.83%	4.43%	4.27%	4.24%

Total personnel end of quarter	314	309	315	318	318

General and Administrative Expense	$4,671	$4,465	$4,628	$4,980	$5,450
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	2.84%	2.63%	2.62%	2.72%	2.86%

Efficiency Ratio	68.99%	58.23%	55.63%	54.87%	54.58%

Balance Sheet:

Assets
Investment in Leases and Loans	$679,737	$699,672	$727,707	$756,144	$793,285
Initial Direct Costs and Fees	11,108	11,645	12,473	13,351	14,369
Reserve for Credit Losses	(8,413)	(9,191)	(9,430)	(10,073)	(10,937)
Net Investment in Leases and Loans	$682,432	$702,126	$730,750	$759,422	$796,717
Cash and Cash Equivalents	60,129	65,093	78,767	77,625	61,757
Restricted Cash	216	112	26	-	-
Other Assets	30,207	33,775	32,248	31,954	33,684
Total Assets	$772,984	$801,106	$841,791	$869,001	$892,158

Liabilities
Deposits	587,940	612,721	650,429	676,920	697,357
Other Liabilities	34,906	35,909	35,677	33,413	32,512
Total Liabilities	$622,846	$648,630	$686,106	$710,333	$729,869

Stockholders' Equity
Common Stock	$124	$125	$125	$126	$126
Paid-in Capital, net	81,701	82,054	82,516	82,890	83,503
Other Comprehensive Income (Loss)	(129)	(49)	(22)	(5)	(138)
Retained Earnings	68,442	70,346	73,066	75,657	78,798
Total Stockholders' Equity	$150,138	$152,476	$155,685	$158,668	$162,289

Total Liabilities and
Stockholders' Equity	$772,984	$801,106	$841,791	$869,001	$892,158

Capital and Leverage:
Equity	$150,138	$152,476	$155,685	$158,668	$162,289
Debt to Equity	3.92	4.02	4.18	4.27	4.30
Equity to Assets	19.42%	19.03%	18.49%	18.26%	18.19%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	19.63%	19.39%	18.90%	18.53%	18.36%
Common Equity Tier 1 Risk-based Capital	20.86%	20.51%	20.14%	19.77%	19.37%
Tier 1 Risk-based Capital	20.86%	20.51%	20.14%	19.77%	19.37%
Total Risk-based Capital	22.02%	21.74%	21.36%	21.02%	20.62%

Notes:
Net investment in total finance receivables includes net investment in direct financing leases and loans.
Equipment Finance consists of equipment leases and loans.
Funding Stream Loans consist of small business loans.

SUPPLEMENTAL ANNUAL DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Year Ended:	2014	2015	2016

Net Income:
Net Income	$19,350	$15,966	$17,279

Annualized Performance Measures:
Return on Average Assets	2.64%	2.11%	2.08%
Return on Average Stockholders' Equity	11.47%	9.49%	11.15%

EPS Data:
Net Income Allocated to Common Stock	$18,798	$15,501	$16,761
Number of Shares - Basic	12,520,496	12,364,873	12,141,595
Basic Earnings per Share	$1.50	$1.25	$1.38

Number of Shares - Diluted	12,575,938	12,381,552	12,150,697
Diluted Earnings per Share	$1.49	$1.25	$1.38

Cash Dividends Declared per share	$0.47	$2.53	$0.56

New Asset Production:
Equipment Finance	$334,926	$377,981	$468,505
Funding Stream Loans	n/a	$6,679	$35,777
Total New Originations	$334,926	$384,660	$504,282

Implicit Yield on Equipment Finance Originations	11.14%	10.69%	9.97%
Implicit Yield on Funding Stream Loan Originations	n/a	33.65%	33.82%
Total Implicit Yield on New Originations	11.14%	11.09%	11.66%

Assets sold in the period	$91	$3,589	$18,132

# of Sales Reps - Total	115	136	135
# of Leases / Loans Equipment Finance	24,228	25,158	26,632
Equipment Finance Approval Percentage	66%	63%	58%
Average Monthly Equipment Finance Sources	1,117	1,093	1,116

Net Interest and Fee Margin:
Interest Income Equipment Finance	$66,473	$65,866	$69,903
Interest Income Funding Stream Loans	n/a	$492	$4,302

Interest Income Yield	11.07%	10.47%	10.38%
Fee Income Yield	2.47%	2.40%	2.16%
Interest and Fee Income Yield	13.54%	12.87%	12.54%
Cost of Funds	0.82%	0.89%	1.08%
Net Interest and Fee Margin	12.72%	11.98%	11.46%

Average Total Finance Receivables	$602,923	$636,790	$720,060
Average Net Investment Equipment Finance	$602,923	$635,476	$707,889
Average Funding Stream Loans	n/a	$1,314	$12,171

End of Period Net Investment Equipment Finance	$629,507	$677,491	$777,607
End of Period Funding Stream Loans	n/a	$4,941	$19,110

Portfolio Asset Quality:

Total Finance Receivables
30+ Days Past Due Delinquencies	0.85%	0.73%	0.80%
30+ Days Past Due Delinquencies	$5,997	$5,618	$7,226

60+ Days Past Due Delinquencies	0.51%	0.41%	0.46%
60+ Days Past Due Delinquencies	$3,602	$3,163	$4,137

Equipment Finance
30+ Days Past Due Delinquencies	0.85%	0.74%	0.82%
30+ Days Past Due Delinquencies	$5,997	$5,618	$7,226

60+ Days Past Due Delinquencies	0.51%	0.41%	0.47%
60+ Days Past Due Delinquencies	$3,602	$3,163	$4,137

Funding Stream Loans
15+ Days Past Due Delinquencies	n/a	0.00%	0.50%
15+ Days Past Due Delinquencies	n/a	$0	$98

30+ Days Past Due Delinquencies	n/a	0.00%	0.00%
30+ Days Past Due Delinquencies	n/a	$0	$0

Net Charge-offs - Total Finance Receivables	$9,052	$10,119	$9,890
% on Average Total Finance Receivables
Annualized	1.50%	1.59%	1.37%

Net Charge-offs - Equipment Finance	$9,052	$10,119	$9,528
% on Average Net Investment in Equipment Finance
Annualized	1.50%	1.59%	1.35%

Net Charge-offs - Funding Stream Loans	n/a	$0	$362
% of Average Funding Stream Loans
Annualized	n/a	n/a	2.18%

Total Allowance for Credit Losses	$8,537	$8,413	$10,937
% of Total Finance Receivables	1.36%	1.24%	1.38%
% of 60+ Delinquencies	237.01%	265.98%	264.37%

Allowance for Credit Losses - Equipment Finance	$8,537	$8,239	$10,177
% of Net Investment Equipment Finance	1.36%	1.22%	1.32%
% of 60+ Delinquencies	237.01%	260.49%	245.98%

Allowance for Credit Losses - Funding Stream Loans	n/a	$174	$760
% of Total Funding Stream Loans	n/a	3.49%	3.86%
% of 60+ Delinquencies	n/a	n/a	n/a

Non-accrual Leases and Loans	$1,742	$1,677	$2,242

Expense Ratios:
Salaries and Benefits Expense	$26,628	$31,174	$31,912
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	4.42%	4.90%	4.43%

Total personnel end of quarter	285	314	318

General and Administrative Expense	$15,606	$17,451	$19,523
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	2.59%	2.74%	2.71%

Efficiency Ratio	50.40%	57.84%	55.77%

Notes:
Net investment in total finance receivables includes net investment in direct financing leases and loans.
Equipment Finance consists of equipment leases and loans.
Funding Stream Loans consist of small business loans.

Investor Contacts:
Taylor Kamp
Senior Vice President & Chief Financial Officer
856-505-4108

Lasse Glassen
Addo Investor Relations
lglassen@addoir.com
424-238-6249